EXHIBIT 99.1

Press Release	Source: Lifeway Foods
Lifeway Foods Reports Record Third Quarter 2006 Sales Results
Monday October 9, 4:00 pm ET
— Lifeway Sales for 3rd Quarter 2006 Rose 26% to $6,559,000
— Recently acquired Helios Brand Kefir line records revenues of approximately $764,000 from July 31 — September 30, 2006
— Recently acquired Pride of Main Street fluid milk line records revenues of approximately $133,000 from July 31 — September 30, 2006
— Total sales for the third quarter 2006 are approximately $7,456,000.
MORTON GROVE, Ill., Oct. 9 /PRNewswire-FirstCall/ — Lifeway Foods Inc., (Nasdaq: LWAY — News), makers of a nutritious, milk-based cultured beverage called kefir, announced today for the third quarter ended September 30, 2006, sales increased 26% to approximately $6,559,000 from $5,195,000 during the same period a year ago.
In addition, the recently acquired Helios Nutrition, which also makes Organic kefir, and its Pride of Main Street subsidiary, which sells fluid milk in Minnesota accounted for approximately a total of $897,000 in sales for the 9 weeks since the signing of the purchase agreement on July 31, 2006. The Helios brand kefir line accounted for approximately $764,000 of the total $897,000 revenues for this group.
Julie Smolyansky, Lifeway’s CEO, commented, “The third quarter 2006 was another outstanding quarter for Lifeway Foods. Sales continue to grow at a very healthy pace, the buzz surrounding our products seems to be at an all time high, and the recent acquisition of our top competitor, Helios Nutrition, has extremely strengthened our position in the rapidly growing natural and organic food industry.
Smolyansky added, “Our new Probug’s(TM) Organic kids kefir was just recently featured on both NBC’s The Today Show, and Fox’s Fox and Friends, and is exceeding our early test expectations.”
About Lifeway Foods
Lifeway, recently named Fortune Small Business’ 94th Fastest Growing Small Business, and one of only 20 companies to ever be named to the list three straight years in a row, is America’s leading supplier of the cultured dairy product known as kefir, and now America’s only supplier of Organic Kefir. Lifeway Kefir is a dairy beverage that contains Lifeway’s exclusive 10 Live and Active probiotic cultures. While most regular yogurt only contains two or three of these “friendly” cultures, Lifeway kefir products offer more nutritional benefits. Lifeway offers 12 different flavors of its Kefir beverage, Organic Kefir and SoyTreat (a soy based kefir). Lifeway recently introduced a series of innovative new products such as pomegranate kefir, Greek-style kefir, a children’s line of organic kefir products called ProBugs (TM) in a no-spill pouch in kid-friendly flavors like Orange Creamy Crawler and Sublime Slime Lime, and a line of organic whole milk kefir. Lifeway also produces a line of products marketed in US Hispanic communities, called La Fruta, Drinkable Yogurt (yogurt drinks distinct from kefir). In addition to its line of Kefir products, the company produces a variety of cheese products and recently introduced a line of organic pudding called It’s Pudding!.
For more information, contact Julie Smolyansky at Lifeway Foods, Inc. at (847) 967-1010 or e-mail at info@lifeway.net and visit http://www.lifeway.net.
This news release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company’s reports filed with the Securities and Exchange Commission.

Source: Lifeway Foods